Exhibit 99.1
VERACYTE, INC.
STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

Report of Independent Auditors
The Board of Directors and Stockholders
Veracyte, Inc.

We have audited the accompanying Statement of Assets Acquired and Liabilities Assumed from NanoString Technologies, Inc. by Veracyte, Inc. (the “Company”) on December 3, 2019 (the Statement of Assets Acquired and Liabilities Assumed), and the related notes (collectively referred to as the “financial statement”).

Management’s Responsibility for the Statement of Assets Acquired and Liabilities Assumed
Management is responsible for the preparation and fair presentation of the financial statement in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates, made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statement referred to above presents fairly, in all material respects, the assets acquired and liabilities assumed from NanoString Technologies, Inc. by Veracyte, Inc. on December 3, 2019 in conformity with U.S. generally accepted accounting principles.

Emphasis of Matter
We draw attention to Note 1 of the financial statement, which describes that the accompanying Statement of Assets Acquired and Liabilities Assumed was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K/A of Veracyte, Inc. and is not intended to be a complete presentation of the financial position of the Company.  Our opinion is not modified with respect to this matter.
/s/ Ernst & Young, LLP

Redwood City California
February 18, 2020

VERACYTE, INC.
STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(in thousands)

Prosigna product technology	$4,120
Prosigna customer relationships	2,430
nCounter FLEX Dx license	46,880
LymphMark product technology	990
Total identifiable intangible assets acquired	54,420
Goodwill	1,668
Assets acquired	56,088
Liabilities assumed	—
Net assets acquired and liabilities assumed	$56,088

The accompanying notes are an integral part of this financial statement.

VERACYTE, INC.
NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

NOTE 1 - DESCRIPTION OF THE TRANSACTION AND BASIS OF PRESENTATION

On December 3, 2019, or Acquisition Date, Veracyte, Inc., or Company, executed an agreement, or Agreement, with NanoString Technologies, Inc., or NanoString, for (i) the exclusive global license to the nCounter FLEX Analysis System, or nCounter platform, for diagnostic use and the sale of the Prosigna and (ii) the purchase of the Prosigna Breast Cancer Prognostic Gene Signature Assay, or Prosigna, the LymphMark Lymphoma Subtyping Test, or LymphMark, and collectively with the nCounter platform and Prosigna, the assets acquired. The strategic transaction positions the Company to expand its genomic diagnostics business globally, with the ability to deliver its advanced genomic tests to physicians and their patients via hospital and clinical laboratories throughout the European Union and other parts of the world. The Company has accounted for this agreement under Accounting Standards Codification 805, Business Combinations, or ASC 805. Pursuant to the terms of the Agreement, the Company paid NanoString $40.0 million in cash and issued to NanoString $10.0 million of Company common stock, and may pay up to an additional $10.0 million in cash contingent upon the commercial launch of Company diagnostic tests for use on the platform. This contingent consideration was valued at $6.1 million as of the Acquisition Date and is included in the total consideration paid for the acquisition.

The assets acquired and liabilities assumed have not historically been accounted for separately from NanoString’s business. In addition, stand-alone full financial statements related to the assets acquired have not been prepared previously. In a letter dated November 26, 2019 from the Securities and Exchange Commission, or the SEC, the SEC stated that it would permit the substitution by the Company of an audited statement of assets acquired and liabilities assumed prepared on the basis of the allocation of the Company’s purchase price as of the Acquisition Date, or the Financial Statement, for the full historical financial statements required by Rule 3-05 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

The accompanying statement of assets acquired and liabilities assumed has been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and is not intended to be a complete presentation of the financial position of the net assets acquired on a separate standalone basis.

The Company has determined the acquired assets constitute a business acquisition as defined by ASC 805. Accordingly, the assets acquired and liabilities assumed are presented at their acquisition date fair values as required by that statement. The accounting for this acquisition is preliminary and will be finalized upon completion of the analysis of certain contracts acquired and executed as part of this acquisition and the residual impact on goodwill. Fair values are determined based on the requirements of ASC 820, Fair Value Measurements and Disclosures.

While the Company believes that its estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and the resulting amount of goodwill.

There were no liabilities assumed under the Agreement.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts on the financial statement.

Such estimates include the estimation of the fair value of intangible assets and contingent consideration. The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets that are not readily apparent from other sources. Actual results could differ from those estimates and assumptions.

Acquisitions

The Company first determines whether a set of assets acquired and liabilities assumed constitute a business and should be accounted for as a business combination. If the assets acquired are not a business, the Company accounts for the transaction as an asset acquisition. Business combinations are accounted for by using the acquisition method of accounting. Under the acquisition method, assets acquired, and liabilities assumed are recorded at their respective fair values as of the Acquisition Date in our financial statement. The excess of the fair value of consideration transferred over the fair value of the net assets acquired is recorded as goodwill.  Contingent consideration obligations incurred in connection with a business combination are recorded at fair value on the Acquisition Date and remeasured at each subsequent reporting period until the related contingencies are resolved, with the resulting changes in fair value recorded in earnings.

Finite-lived Intangible Assets

Finite-lived intangible assets consist of intangible assets acquired as part of business combinations. The Company amortizes finite-lived intangible assets using the straight-line method over their estimated useful lives of five to 15 years, based on management's estimate of the period over which their economic benefits will be realized, product life and patent life.

Finite-lived intangible assets are being amortized on a straight-line basis over their estimated lives, which approximates the pattern in which the economic benefits of the intangible assets are expected to be realized, as follows:

Estimated Useful life (In Years)
Prosigna product technology	15
Prosigna customer relationships	5
nCounter FLEX Dx license	15
LymphMark product technology	7

Goodwill

Goodwill represents the excess of the purchase price of the acquired assets over the acquisition date fair value of the net assets acquired. Goodwill is reviewed for impairment on an annual basis or more frequently if events or circumstances indicate that it may be impaired. The Company believes the factors that contributed to goodwill include synergies that are specific to the Company's consolidated business, and not available to market participants, and the acquisition of a talented workforce that expands the Company's expertise in business development and the commercialization of its diagnostic products. As of December 31, 2019, goodwill is not deductible for tax purposes, however, if contingent consideration is paid at a future date, the portions of contingent consideration paid and allocated to the intangible assets for tax purposes will be tax deductible.

Fair Value Measurements

Financial liabilities are recorded at fair value and the contingent consideration associated with the Agreement was measured using probability-weighted analysis and is discounted using a rate that appropriately captures the risk associated with this obligation. The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

•	Level I: Inputs which include quoted prices in active markets for identical assets and liabilities;

•
Level II: Inputs other than Level I that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level III: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The contingent consideration associated with the Agreement of $6.1 million is a Level III financial liability.

Acquisition-related costs

Acquisition-related costs of approximately $1.6 million were expensed as incurred by the Company during 2019.

NOTE 3 - ALLOCATION OF ACQUISITION CONSIDERATION

The statement of assets acquired and liabilities assumed is presented on the basis of the Company’s allocation of acquisition consideration. The Company accounts for business combinations under the acquisition method of accounting, which requires separately recognizing the assets acquired from goodwill assumed at their Acquisition Date fair values. The acquisition consideration has been allocated to intangible assets acquired based on estimates of their fair value. Our accounting for this acquisition is preliminary and will be finalized upon completion of our analysis of certain contracts acquired and executed as part of this acquisition and the residual impact on goodwill. While management believes that its estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired, and the resulting amount of goodwill.

The table below represents the total estimated preliminary acquisition consideration (in thousands):

Cash consideration	$40,000
Common stock issued (1)	10,000
Estimated fair value of contingent consideration	6,088
Total acquisition consideration	$56,088

(1) The fair value of common stock was based on an average common stock closing price of $26.54, which is not materially different from the Company's common stock closing price on December 3, 2019.